Exhibit 23.1

Consent of Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated June 22, 2005 on the statement of net assets available for benefits of the LandAmerica Financial Group, Inc. Savings and Stock Ownership Plan as of December 31, 2004, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule, in this Form 11-K. We also consent to the incorporation by reference in the LandAmerica Financial Group, Inc. Registration Statement (Form S-8 No. 333-89955) of our report dated June 22, 2005.

/s/ Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

Glen Allen, Virginia

June 27, 2005

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